Exhibit 3(ii)

FNB CORPORATION,
A Virginia Corporation

RESTATEMENT OF BYLAWS
(As Amended Through November 29, 2007)

ARTICLE I

Meetings of Shareholders

Section 1.1.  Annual Meeting.  The regular annual meeting of the shareholders, for the election of Directors and the transaction of whatever other business may properly come before the meeting, shall be held at such a place as the Board may designate between the hours of 8:00 a.m. and 4:00 p.m. on the second Tuesday of May of each year. To be properly brought before an annual meeting, business must be (i) specified in the notice of annual meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before an annual meeting by a shareholder.  In addition to any other applicable requirements for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice to the Corporate Secretary.  For a shareholder proposal to be timely if it is to be included in the Company’s proxy statement, the shareholder must comply with the applicable provisions of the federal securities law.  Notice of such meeting shall be distributed in a manner and form in accordance with governing law.  If from any cause an election of Directors is not made on the said day, the Board of Directors shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provision of governing law; and notice thereof shall be given in the manner herein provided for the annual meeting.

Section 1.2.  Special Meetings.  Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Board of Directors or in writing by any shareholder owning ten percent (10%) or more of the shares entitled to vote at the meeting.  Notice of every such special meeting shall be distributed in a manner and form in accordance with governing law.

Section 1.3.  Nominations for Director.  Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors.  Nominations, other than those made by or on behalf of the existing management of the Company, shall be made in a manner and form in accordance with governing law.  Nominations not made in accordance herewith shall not be considered at the meeting.

Section 1.4.  Eligibility for Nomination to Board. No person shall be eligible for nomination (and subsequent election) for Director if they have attained or will attain age seventy (70) during the calendar year when they are proposed to be nominated for election of Directors, except that a Director who is currently serving, upon a finding by the Nominating Committee that the Director’s continued service would be in the best interests of the Company, may be nominated for election for one additional three-year term.  In the event the Company acquires voting control of more than one chartered bank, any Director of this Company who shall serve as a Director of such chartered bank controlled by the Company at the time of the execution of the merger agreement shall not be eligible for re-nomination as Director of this Company unless such Director resigns from the chartered bank or serves as president or is appointed by the Company to serve as chairman of the chartered bank.

Section 1.5.  Judges of Election.  Every election of Directors shall be managed by three judges who shall be appointed from among the shareholders by the Board of Directors.  The judges of election shall hold and conduct the election at which they are appointed to serve; and, after the election, they shall file with the Corporate Secretary or Assistant Secretary a certificate under their hands, certifying the result thereof and the names of the Directors elected.  The judges of election, at the request of the Chairman of the meeting, shall act as tellers of any other vote by ballot taken at such meeting, and shall certify the result thereof.

Section 1.6.  Proxies.  Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing.  Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting.  Proxies shall be dated and shall be filed with the records of the meeting.

Section 1.7.  Quorum.  A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by governing law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.  A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by governing law or by the Articles of the Company.

ARTICLE II

Directors

Section 2.1.  Board of Directors.  The Board of Directors (hereinafter referred to as the "Board"), shall have power to manage and administer the business and affairs of the Company.  Except as expressly limited by governing law, all corporate powers of the Company shall be vested in and may be exercised by said Board.  The Directors may elect a Chairman to preside at all meetings of the Board and a Vice Chairman to preside at all meetings of the Board in which the Chairman is absent or chooses not to serve.  If the Chairman or Vice Chairman is unable to serve for any reason, the members of the Board in attendance shall elect one of their members in attendance to serve as interim Chairman until either the Chairman or Vice Chairman is able to serve.

Section 2.2.  Number.  The Board shall consist of not less than five shareholders nor more than fifteen, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof in accordance with governing law.

Section 2.3.  Classes of Directors.  Directors shall be divided into three classes for the purpose of elections as set forth in the Company’s Articles of Incorporation.

Section 2.4.  Organization Meeting.  The Board shall meet, if possible, on the same day as the annual meeting of shareholders for the purpose of organizing the Board and for the purpose of electing officers of the Company for the succeeding year; but, in any event, the new Board shall be organized and the new officers elected on the day of the first regular meeting of the Board succeeding the Annual Meeting of Shareholders.

Section 2.4A.  Regular Meetings.  The regular meetings of the Board of Directors shall be held, without notice, on the fourth Thursday of each month at 8:00 a.m., at the Company in the Board of Directors' room, or at such other time and place as the Board may establish at a regular meeting.  When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next Company business day, unless the Board shall designate some other day.

Section 2.5.  Special Meetings.  Special Meetings of the Board of Directors may be called by the Chairman of the Board, President, or at the written request of three (3) or more Directors.  Each member of the Board of Directors shall be given notice, stating the time and place, by facsimile, electronic mail, letter, or in person, of each such special meeting.

Section 2.6.  Quorum.  A majority of the Directors shall constitute a quorum at any meeting, except when otherwise provided by governing law; but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.  If a quorum is present, the Board may take action through the vote of a majority of Directors who are in attendance.

Section 2.7.  Vacancies.  When any vacancy occurs among the Directors, the remaining members of the Board, in accordance with the governing law, may appoint a Director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose.

Section 2.8.  Committees of the Board.  The Board may appoint such committees from time to time as the Board deems proper for the management of the business and affairs of the Company and the Board may delegate to the President the appointment of other committees which the Board deems necessary for the direction of the business and affairs of the Company.  In no event, however, shall a committee:

(1)	Authorize distributions of assets or dividends.
(2)	Approve action required to be approved by shareholders.
(3)	Fill vacancies on the Board of Directors or any of its committees.

(4)	Amend the Articles of the Company.
(5)	Adopt, amend or repeal Bylaws.
(6)	Authorize or approve issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares.

ARTICLE III

Section 3.1.  Officers to be Elected by the Board.  The Board of Directors shall elect officers with such titles and duties and for such terms as the Board may deem appropriate from time to time consistent with the laws of the Commonwealth of Virginia, the state of incorporation of the Company, and the laws of the United States as they may apply to public companies.  In any event, some individual shall be designated at all times as having the responsibility for preparing and maintaining custody of minutes of the Directors’ and shareholders’ meetings and for authenticating records of the Company (i.e., Corporate Secretary or Assistant Secretary).  The same individual may simultaneously hold more than one office in the Company.  The Board may delegate to one or more officers the authority to name other officers of the Company with such titles and duties and for such terms as such executive officers deem appropriate.

ARTICLE IV

Capital Stock

Section 4.1.  Shares.  The shares of the Company’s stock may be certificated or uncertificated as provided under Virginia law, and shall be entered in the stock transfer books of the Company and registered as they are issued.

When shares are represented by certificates, such certificates shall be in a form as required by the Virginia Stock Corporation Act and as determined by the Board, certifying the number and class of fully paid shares of the stock of the Company represented thereby. Certificates of stock shall bear the signature of any Company officer, attested to by the Corporate Secretary or an Assistant Secretary, each of whom shall be appointed by the Board of Directors.  Such signature shall be manual or facsimile, but a facsimile signature may be used only if the certificate is countersigned by a transfer agent or registered by a registrar, as applicable, provided that such transfer agent or registrar is not an employee of the Company.  If any person who signed, either manually or by facsimile, a share certificate no longer holds office when such certificate is issued, the certificate is nevertheless valid.  All certificates for the Company’s shares shall be consecutively numbered or otherwise identified, and each certificate shall recite on its face that the stock represented thereby is transferable only upon the stock transfer books of the Company and when properly endorsed.

When shares are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the Company shall send, or cause to be sent, to the shareholder to whom such shares have been issued or transferred a written notice that shall set forth (i) the name of the Company, (ii) that the Company is organized under the laws of the Commonwealth of Virginia, (iii) the name of the shareholder, (iv) the number and class or series, if any, of the shares represented, (v) any restrictions on the transfer or registration of such shares imposed by the Articles of the Company, these Bylaws, or any agreement between shareholders and the Company, and (vi) any additional information required by the Virginia Stock Corporation Act to be included on certificates.

Section 4.2.  Stock Transfer Books and Transfer of Shares.  The Company, or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Company, containing the name of each shareholder of record, together with such shareholder’s address and the number and class or series of shares held by such shareholder.  Such information may be stored or retained on discs, tapes, cards or any other approved storage device relating to data processing equipment; provided that such device is capable of reproducing all information contained therein in legible and understandable form, for inspection by shareholders or for any other corporate purpose.  Transfers of the Company’s shares shall be made and recorded on the stock transfer books upon the receipt of proper transfer instructions as prescribed by the Board, and, in the case of transfers of shares which are represented by one or more certificates, only upon receipt of such certificate(s) with proper endorsement, from the holder of record or from such holder’s duly authorized attorney in fact, who shall furnish proper evidence of authority to transfer to the Corporate Secretary or the Company’s designated transfer agent or other agent.  In the event a certificate representing shares to be transferred cannot be surrendered because it has been lost or destroyed, the transferor shall comply with the requirements imposed by the Board as set forth in Section 4.5 of these Bylaws in lieu of surrendering a properly endorsed certificate.  Upon satisfactory completion by the transferor of the requirements set forth in this Section 4.2, all certificates for the transferred shares shall be cancelled, new certificates representing the transferred shares (or evidence of the transferee’s ownership of the transferred shares in uncertificated form) shall be delivered to the transferee, and the transaction shall be recorded on the stock transfer books of the Company.  Except as otherwise provided by law, no transfer of shares shall be valid as against the Company, its shareholders or creditors, for any purpose, until it shall have been entered in the stock transfer books of the Company by an entry showing from and to whom transferred.

Section 4.3.  Restrictions on Transfer.  A transfer of shares shall be made only in accordance with any provisions of the Articles of the Company, these Bylaws, or any agreement between the shareholders and the Company that impose restrictions on the transfer of shares.

Section 4.4.  Transfer Agent and Registrar; Regulations.  The Company, as directed by the Board, may appoint and maintain in the Commonwealth of Virginia or any other state of the United States, a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars.  The Board may make, or authorize such agent(s) and registrar(s) to make, all rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock (whether or not such shares are represented by certificates), voting at shareholders’ meetings, and related matters.  No certificates for shares of stock of the Company in respect of which a transfer agent and registrar shall have been designated shall be valid unless countersigned by such transfer agent and registered by such registrar.

Section 4.5.  Lost or Destroyed Certificates.  The holder of any shares of stock of this Company, the certificate for which shall have been lost or destroyed, shall immediately notify the Company of such fact.  The Company may require the holder of record to furnish satisfactory proof of the loss or destruction of the old certificate, to give a bond which shall be in such sum, contain such terms and provisions, and have such surety or sureties as the Company may require, and to comply with such other terms as the Board may lawfully prescribe.  Upon satisfactory completion by the holder of record of the requirements imposed by the Board, the Company shall deliver to the holder of record either a duplicate certificate for such shares or evidence of the holder’s ownership of such shares in uncertificated form.

Section 4.6.  Holders of shares.  Every shareholder shall keep the Company advised of his or her mailing address.   The Company may rely upon its stock transfer books as to the mailing address of any shareholder unless and until otherwise advised in writing.  Except as otherwise expressly required by Virginia law, the Company may treat the person in whose name shares of stock of the Company (whether or not represented by a certificate) stand of record on its stock transfer books as the absolute owner of the shares and the person exclusively entitled to receive notification and distributions, to vote, and to otherwise exercise the rights, powers and privileges of ownership of such shares, and the Company shall not be obligated to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice hereof.

ARTICLE V

Corporate Seal

Any officer elected by the Board of Directors pursuant to Section 3.1 hereof (e.g., Chief Executive Officer, Corporate Secretary, or Assistant Secretary) shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same.  Such seal shall be substantially in the following form:

(Impression Of Seal)

ARTICLE VI

Miscellaneous Provisions

Section 6.1.  Fiscal Year.  The fiscal year of the Company shall be the calendar year.

Section 6.2.  Execution of Instruments.  All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies, and other instruments or documents may be signed, executed, acknowledged, verified, delivered, or accepted on behalf of the Company by the President, the Executive Vice President, the Cashier, any Vice President, or any other Company officer.  The provisions of this Section 6.2 are supplementary to any other provision of these Bylaws.

Section 6.3.  Records.  The Articles of the Company, the Bylaws, and the proceedings of all meetings of the shareholders, the Board of Directors, and standing committees of the Board, shall be recorded in appropriate minute books provided for this purpose.  The minutes of each meeting shall be signed by the Corporate Secretary, Assistant Secretary, or other officer appointed to act as Secretary of the meeting.

ARTICLE VII

Bylaws

Section 7.1.  Inspection.  A copy of the Bylaws with all amendments thereto shall be kept in the custody of the Corporate Secretary at the principal office of the Company and shall be open for inspection to all shareholders during normal hours.

Section 7.2.  Amendments.  The Bylaws may be amended, altered, or repealed, at any regular meeting of the Board of Directors or shareholders, by a vote of a majority of the whole number of the Directors or by a majority of votes of those shareholders voting.

Section 7.3.  Governing Law.  The corporate governing procedures of the Company as outlined herein shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia to the extent not inconsistent with the laws of United States as they affect publicly traded bank holding companies.

I, Christine L. Lewis, certify that: (l) I am the duly constituted Corporate Secretary of FNB Corporation and, as such officer, am the official custodian of its records; and (2) the foregoing Restatement of Bylaws was approved and adopted at a regular meeting of the Board on November 29, 2007, and is now lawfully in force and effect.

IN TESTIMONY WHEREOF, I have hereunto affixed my official signature and the seal of the said Company, in the County of Montgomery, on this 29th day of November, 2007.

/s/Christine L. Lewis                                                                           (SEAL)
Corporate Secretary